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Cogentix Medical, Inc.

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LEWIS C. PELL

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On May 3, 2016, Lewis C. Pell delivered a presentation to Institutional Shareholder Services Inc. (“ISS”). A copy of this presentation is filed herewith as Exhibit 1.

Cogentix Medical Inc. (CGNT) Investor Presentation - Lewis C. Pell May 3, 2016 Exhibit 1

Company Overview Formed in 2015, following the merger of Uroplasty (UPI) and Vision-Sciences (VSCI). Company provides proprietary, innovative technologies to specialty markets including urology, gynecology, bariatric medicine, critical care, gastroenterology, otolaryngology, and pulmonology. Products Urgent® PC (PTNS for Overactive Bladder) PrimeSightTM endoscopy systems Macroplastique® Product Revenue Mix (9 months ended 31 Dec. 2015)

Time Line March 2015: Shareholders approved UPI and VSCI merger. Pursuant to the merger transaction, UPI management led by Robert C. Kill, assumed charge of the combined entity – Cogentix Medical (“CGNT”). The post-merger board comprised of 8 members: 5 from UPI and 3 from VSCI. February 2016: Lewis C. Pell wrote letter to board expressing concern about stock price performance, poor corporate governance and lack of strategic vision. March 2016: Mr. Pell delivered the notice of nominations along with several corporate governance proposals including: separating the role of Chairman and CEO, and requiring the principal financial /accounting officer be separate from CEO. Cogentix responded to Mr. Pell’s positions by reducing the size of the Board from seven to five members. Additionally, the Board decided not to nominate Howard Zauberman (former VSCI CEO) and current board member. May 2016: Annual board meeting is currently scheduled to be held on May 20, 2016.

Why Change is Needed? Destruction of shareholder value Rob Kill (CEO) and former UPI directors (“UPI Directors”), who now serve on CGNT board, have a history of destroying shareholder value. UPI’s share price fell 48% during Rob’s tenure as its CEO prior to the merger close Moreover, CGNT’s share price has declined 35% since the merger; underperforming its peer median and major indices What is the plan to create shareholder value? And how long will it take to implement it? Lack of credible turnaround strategy/plan UPI Directors and the CEO have failed to formulate a credible response strategy to Medtronic’s (NYSE: MDT) entry into to the overactive bladder market Medtronic’s NURO system poses an existential threat as it directly competes with CGNT’s Urgent PC (UPC) product: which accounted for 42% of total revenue (ending 9mths2015) Review of publicly available information suggests that CGNT has no new product pipeline that would help offset the potential impact of NURO on UPC sales What is the strategy to compete with NURO? What does the product pipeline look like? Why hasn’t CGNT announced any new strategic alliance/acquisition to bolster its portfolio?

Why Change is Needed? – contd. Misaligned Executive Compensation UPI Directors have failed to align executive compensation with performance. They continue to reward Mr. Kill for sup-bar performance and sustained destruction of shareholder value. In 2014, ISS recommended AGAINST the Say on Pay (SOP) proposal. At the shareholder meeting the proposal failed to receive majority support. Despite the failed SOP vote, UPI Directors approved increase in Mr. Kill’s salary and bonus in 2015. Why do UPI Directors continue to reward Mr. Kill for underperformance? Corporate Governance Deficiencies Many key management positions, including the CFO, have been vacated in the 13 months since the Merger closed and have gone unfilled or consolidated under the current CEO. Mr. Kill is now the President, CEO, Chairman, Principal Accounting Officer and Corporate Secretary all while he is separately an Operating Partner with Altamont Capital Partners, a private equity firm based in Palo Alto, CA. One board member has resigned, and another decided not to stand for re-election. Why are so many senior team members/directors abandoning CGNT? Why have UPI Directors allowed Mr. Kill to act in so many capacities? Vote FOR Proposals 1-7 and AGAINST Proposal 8 on the GREEN proxy card.

Total Shareholder Return & Operational Performance

UPI’s TSR significantly underperformed its peers during Mr. Kill’s tenure as the CEO UPI’s performance under Mr. Kill as the CEO Source: Factset. See Appendix for TSR peer group

CGNT has also underperformed its peers under Mr. Kill and UPI Directors CGNT’s performance under Mr. Kill Source: Factset. See Appendix for TSR peer group

Failure to Fulfil Merger-Related Promises Source: Uroplasty investor presentation dated 12/22/2014 http://www.sec.gov/Archives/edgar/data/890846/000114036114046116/form425.htm, Reality Failed. CGNT removed revenue guidance for 2016 Failed. Public filings/website do not show any new product Failed. Leadership team is gone. Mr. Kill is performing all roles Failed. CGNT’s share price is down 37% since merger. Revenue growth is likely to be impacted by increased competition from Medtronic. Financial profile is at risk as total cash and ST investments has declined to $2mm (12/312015) from $9mm (03/31/2015)

Failure to Fulfil Merger-Related Promises (contd.) Source: Uroplasty/Vision Sciences investor presentation dated 12/22/2014 http://www.sec.gov/Archives/edgar/data/890846/000114036114046116/form425.htm, The Medtronic competitive pressure was already known at the time of merger What new products are part of the “Expanded product portfolio”? What changed since merger announcement to warrant withdrawal of revenue guidance? What is the new expected growth rate, if not 15%? What is the new timeline for achieving $100million revenue target? When will the cost synergies be realized?

Failure to Address Competitive Threat “we [CGNT] expect the formal launch of a competitive PTNS technology from a large established medical device manufacturer later this month. As a result, we think it is possible this launch will cause some short term competitive disruption for Urgent PC. .....However, as this competitive launch is about to kick off, we feel that we should assess the competitive market dynamics post-launch before providing specific revenue guidance for 2016.” – Rob Kill, March 3, 2016 earnings announcement (emphasis added) CGNT has failed to present a credible strategy to compete with threat posed by Medtronic’s NURO system - On Feb. 23, 2015, Medtronic plc (NYSE: MDT) announced acquisition of Advanced Uro -Solutions, a privately held developer of neurostimulation products - NURO systems - for the treatment of overactive bladder (OAB) and associated symptoms of urinary urgency, urinary frequency and urinary incontinence. - Mr. Kill and UPI Directors had over a year to formulate and present their strategy to deal with increased competitive pressure from Medtronic. - However, the Company has not announced any new product, or provided details on how it plans to compete with NURO. - On March 30, 2016, Medtronic formally launched its NURO system designed to treat OAB and related problems - Shareholders have no insight on how CGNT plans to compete with NURO - If there is a plan, why did CGNT not offer revenue guidance for 2016? - NURO systems competes directly with CGNT’s Urgent PC (which was previously owned by UPI). - Urgent PC accounted for 42% of CGNT’s total revenue during 9mthsCY2015

Lack of Product Innovation Roth Investor Conference, March 2015 Roth Investor Conference, March 2016

Disappointing Outlook for CGNT Shareholders have serious concerns about CGNT’s strategic plan due to: Lack of visibility for its largest revenue contributor – Urgent PC High cash burn rate Rising debt level Increasing interest expense 1QCY14 2QCY14 3QCY14 4QCY14 9mths 1QCY15 2QCY15 3QCY15 4QCY15 9mths Urology 2111 2209 2746 7066 2677 2889 3511 9077 Airway Mgmt 861 1058 1107 3026 1073 760 1068 2901 Industrial 689 843 1067 2599 492 939 1411 2842 Former VSCI 0 3661 4110 4920 12691 0 4242 4588 5990 14820 UPC 4060 4252 4416 12728 4684 5067 5628 15379 MPQ 2079 1924 1975 5978 1941 1882 1749 5572 Other 337 279 276 892 283 297 271 851 Former UPI 0 6476 6455 6667 19598 0 6908 7246 7648 21802 Total 0 10137 10565 11587 32289 0 11150 11834 13638 36622 Revenue US$'000 9mths CY2014 9mths CY2015 % yoy change 2015 Rev. Contribution Outlook Urgent PC 12,728 15,379 0.20828095537397862 0.4199388345803069 Impact of increased competition from Medtronic unknown Urology 7,066 9,077 0.28460232097367677 0.24785647971164873 No Guidance Macroplastique 5,978 5,572 -6.8% 0.15214898148653816 Despite declining trend, guidance is for revenue to remain flat. Is it overly optimistic? Airway Mgmt 3,026 2,901 -4.1% 7.9% Declining trend Industrial 2,599 2,842 9.3% 7.8% No Guidance Other 892 851 -4.6% 2.3% Declining trend Total 32,289 36,622 0.13419430765895513 US$'000 Proforma (3/31/2015) Cash and ST Investments 10,252 1QCY14 2QCY14 3QCY14 4QCY14 9mths 1QCY15 2QCY15 3QCY15 4QCY15 9mths Urology 2111 2209 2746 7066 2677 2889 3511 9077 Airway Mgmt 861 1058 1107 3026 1073 760 1068 2901 Industrial 689 843 1067 2599 492 939 1411 2842 Former VSCI 0 3661 4110 4920 12691 0 4242 4588 5990 14820 UPC 4060 4252 4416 12728 4684 5067 5628 15379 MPQ 2079 1924 1975 5978 1941 1882 1749 5572 Other 337 279 276 892 283 297 271 851 Former UPI 0 6476 6455 6667 19598 0 6908 7246 7648 21802 Total 0 10137 10565 11587 32289 0 11150 11834 13638 36622 Revenue US$'000 9mths CY2014 9mths CY2015 % yoy change 2015 Rev. Contribution Outlook Urgent PC 12,728 15,379 0.20828095537397862 0.4199388345803069 Impact of Increased competition from Medtronic unknown Urology 7,066 9,077 0.28460232097367677 0.24785647971164873 No Guidance Macroplastique 5,978 5,572 -6.8% 0.15214898148653816 Guidance - likely to remain flat. Declining trend Airway Mgmt 3,026 2,901 -4.1% 7.9% Declining trend Industrial 2,599 2,842 9.3% 7.8% No Guidance Other 892 851 -4.6% 2.3% Declining trend Total 32,289 36,622 0.13419430765895513 US$'000 At Merger (3/31/2015) Dec. 31, 2015 % change Cash and ST Investments 9,261.9030000000002 1,976 -0.78665291571289397 Total Convertible Debt 22,529 23,336.853999999999 3.6% Interest Payable 523.74300000000005 757.61500000000001 0.44653961962260103

Performance Summary Declining share price No new product launch/announcement Deteriorating cash position Negative growth rates for three product lines Uncertain outlook for the largest product – Urgent PC What is the Strategic Plan to create value? Why should investors believe in it?

Corporate Governance Concerns

We question UPI Directors choice of peer group considering CGNT is much smaller than the peers Inappropriate Compensation Peer Group Source: Factset, SEC filings. * CGNT Revenue for 9 months ended 31 Dec. 2015

Despite significantly lower revenue than its comp. peers, Mr. Kill has one of the highest salary and bonus Mr. Kill’s Pay Is Excessive Source: Factset, SEC Filings. * CGNT: Assuming $50mn revenue for FY15. Total Salary + Bonus = Guaranteed salary of $500,000 + actual bonus for transition period $367,050

Mr. Kill seems to have benefited from high comp. despite massive losses High CEO Comp. Despite Deteriorating Perf. Source: Factset, SEC Filings. Net Income adjusted for merger related costs

UPI Directors’ have a history of not aligning pay with performance At the 2013 shareholder meeting , 39% of votes cast were AGAINST the Say on Pay proposal. ISS also AGAINST the executive compensation package. At the 2014 shareholder meeting, ISS again recommended AGAINST the Say on Pay proposal. The proposal failed with 52% of votes cast Against the executive comp. plan. Additionally, the sole member of the Compensation Committee on the ballot received 34% Withhold votes. Despite clear shareholder concern about executive compensation, UPI directors (including those who currently serve on Cogentix board) approved the 25% increase in Mr. Kill’s salary to $500k on April 1, 2014. As CEO of UPI, Mr. Kill’s total Salary and Bonus was 51% higher in FY15 than in FY14, despite a 66% decline in UPI’s share price during the same period. Source: Factset, SEC Filings.

ISS Recommendation: Uroplasty 2014 Meeting “COMPENSATION COMMITTEE COMMUNICATION AND RESPONSIVENESS At the 2013 annual meeting, the company's say-on-pay received 61.1 percent shareholder support. Last year, ISS issued an adverse recommendation because the company entered into a new employment agreement with CEO Robert C. Kill which contains a provision for excise tax gross-up payments with a sunset provision. The company has stated in its proxy that it believes that this result affirmed the shareholders' support of its executive compensation program. On May 29, 2014, the company amended the employment agreement of Kill to provide for additional benefits, while retaining the excise tax gross-up provision. A vote AGAINST Compensation Committee member Sven A. Wehrwein is warranted due to the lack of a favorable response to significant opposition to last year's say-on-pay proposal. A vote AGAINST this [Say on Pay] proposal is warranted. The company entered into an amended agreement with its CEO to provide additional benefits while retaining the excise tax gross-up provision and the Compensation Committee's general lack of a favorable response to significant opposition to last year's say-on-pay proposal is cause for concern.”

Departure of Key Executives and Directors Several key employees and board members have either resigned/decided not to stand for re-election) since the merger. The list includes: Sven A. Wehrwein: Audit Committee Chair James P. Stauner: Lead Director and member of the Audit Committee Brett Reynolds: Former Senior VP and CFO UPI Directors have responded by appointing Rob Kill to the following positions: CEO Chairman of the Board President Corporate Secretary Principal financial officer Principal accounting officer Since resignation of Brett Reynolds as CFO on Jan. 5, 2016, CGNT has not hired a new CFO. We believe Mr. Kill is also acting as the CFO Why have so many people left/resigned? Is Mr. Kill consolidating power? What is the plan to fill these positions? What makes Mr. Kill qualified to perform all these duties? What about his time commitment?

Our Plan Our Plan: Corporate Governance Seek 3 seats on an a 7 member board – i.e. minority board representation. On March 28, 2016, prior to the Company’s prelim. proxy statement, Mr. Pell submitted a notice to nominate directors which included several proposals aimed at breaking lose Mr. Kill’s consolidation of power. Specifically, Mr. Pell proposed to: Separate the role of Chairman and CEO Ensure that the role of principal accounting officer or principal financial officer cannot be held by the CEO Re-evaluate Mr. Kill’s compensation package and align it shareholder interest Our Plan: Operational Work with CEO to fill/replace key management positions; Raise capital required to invest in innovative new technologies and products; Establish strategic licensing and acquisition targets; Develop balanced scorecard to hold CEO accountable; Formulate a strategic roadmap for growth by taking into account the increased competitive pressure Our nominees commit not to assume the role of interim or permanent CEO, if elected

Our Nominees: Lewis Pell Lewis C. Pell Lewis C. Pell is a co-founder of the Company and prior to the Merger, had served as the Chairman of the Board of the Company since 2005 until March 31, 2015. Mr. Pell is a founder or co-founder and chairman and director of several privately held medical device companies. Mr. Pell is one of the largest shareholder of CGNT and has $23.3million of convertible debt in the Company. His total economic interest in the Company is approx. $30.34million (equity ownership + $28.5 million debt) – 65% of total Enterprise Value Brings extensive industry and company experience.

Our Nominees: Howard Zauberman Howard I. Zauberman Served as a director of the Company since November 2013 and was the Interim Chief Executive Officer of the Company in May 2013. Prior to the Merger, Mr. Zauberman had also served as President and Chief Executive Officer of the Company. Has over 30 years of experience as a leader in the medical products industry. Prior to joining the Company, from 2005 to 2012, he worked at Henry Schein, Inc., a leading global health care distributor serving office based medical practitioners. Served as a Special Venture Partner at Galen Partners, a health care growth equity and late stage venture capital firm, focused on technology enabled services, medical devices and specialty pharmaceuticals. Held senior management positions at ETHICON, Inc. a Johnson & Johnson company and Pfizer, Inc. Brings extensive knowledge and executive leadership in the health care industry.

Our Nominees: James A. D’Orta James A. D’Orta Dr. James A. D’Orta currently serves on the board of directors of MedStar Health, Inc. Most recently served as a director and Chief Executive Officer of ACell, a Maryland-based medical device manufacturer from 2013-2015. Prior to becoming Chief Executive Officer, he served as a member of the board of directors and as chairman of the board’s Corporate Governance, Nominating and Compliance Committees. Prior to ACell, he served as the Founder and Chief Executive Officer of Consumer Health Services, Inc. from 2005 to 2013, which provided medical support for the walk-in medical clinics in Duane Reed drugstores. Consumer Health Services was acquired by Walgreens in 2013. Served as a director on the board of directors of CareFirst, Inc. of BlueCross/BlueShield from 2007 to 2015. Brings leadership experience in both clinical and business settings of the healthcare industry.

Appendix: Peer Groups

Compensation Peers*	
Ticker	**Name**
RTIX	RTI Surgical, Inc.
EXAC	Exactech, Inc.
BEAT	BioTelemetry, Inc.
VASC	Vascular Solutions, Inc.
ATRC	AtriCure, Inc.
CUTR	Cutera, Inc.
LMAT	LeMaitre Vascular, Inc.
SRDX	SurModics, Inc.
BIOL	BIOLASE, Inc.
CGNT	Cogentix Medical Inc
ICAD	iCAD, Inc.
MGCD	MGC Diagnostics Corporation
NSPR	InspireMD, Inc.

TSR peers**	
Ticker	**Name**
CUTR-US	Cutera, Inc.
IRIX-US	IRIDEX Corporation
LMAT-US	LeMaitre Vascular, Inc.
STAA-US	STAAR Surgical Company
SRDX-US	SurModics, Inc.
ATRC-US	AtriCure, Inc.
CYNO-US	Cynosure, Inc. Class A
ETRM-US	EnteroMedics Inc.
RMTI-US	Rockwell Medical, Inc.
VASC-US	Vascular Solutions, Inc.
MMSI-US	Merit Medical Systems, Inc.
OFIX-US	Orthofix International NV
BABY-US	Natus Medical Incorporated
NXTM-US	NxStage Medical, Inc.

Source:
*Compensation peers comprise of companies used by Uroplasty Compensation Committee in FY2015 to determine CEO comp.
** TSR peers comprise of companies included in financial advisors comparable company analysis in their fairness opinion for the UPI/VSCI merger

26

Why are we proposing 3 nominees- TO BE DECIDED There are 3 Class I seats up for re-election at the annual meeting. As such, we are nominating 2 incumbent directors (Howard and Lou) and are adding an independent nominee James D’Orta in light of the fact that one incumbent director has decided not to stand for re-election at the annual meeting. In an effort to entrench themselves on the board, the majority of the board is attempting to decrease the size of the board at the meeting and only nominate 1 director – in an effort to get rid of 2 existing seats. We are challenging this illegal action and fiduciary duty breach by the majority of the board in Delaware Chancery Court.

Additional Information 28 Lewis C. Pell filed a definitive proxy statement, as amended, and an accompanying proxy card with the Securities and Exchange Commission on May 2, 2016 to be used to solicit proxies in connection with the 2016 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2016 Annual Meeting”) of Cogentix Medical, Inc. (the “Company”). Information relating to the participants in such proxy solicitation is available in the definitive proxy statement, as amended, filed by Mr. Pell with the Securities and Exchange Commission on May 2, 2016 and in any further amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement, as amended, and other documents related to the solicitation of stockholders of the Company for use at the 2016 Annual Meeting because they will contain important information, including additional information relating to the participants in such proxy solicitation. Mr. Pell’s definitive proxy statement, as amended, and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Mr. Pell in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement, as amended, and other relevant documents filed by Mr. Pell with the Securities and Exchange Commission will also be available, without charge, by directing a request to Mr. Pell’s proxy solicitor, Alliance Advisors LLC, at its toll-free number (855) 835-8312.

Cautionary Statement Regarding Forward-Looking Statements 29 The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.